UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012

GENETHERA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27237	65-0622463
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7577 W. 103rd Ave. Suite 212, Westminster, CO	80021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 439-2085

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 15, 2012, Applied Genetics, a majority owned subsidiary of GeneThera, Inc. (“GeneThera”), entered into a research and validation agreement with Universidad Nacional Autonoma de Mexico (“UNAM”). According to the terms of the agreement, GeneThera through its subsidiary, Applied Genetics, will collaborate with UNAM to validate GeneThera molecular assay for the detection of Mycobacterium Paratuberculosis in milk, feces and blood samples of dairy cows, sheep and goats. This validation process will be conducted according to the guidelines set by the Mexican Federal Agriculture Department (SAGARPA). The study will be performed according to a validation protocol designed by both GeneThera and UNAM. During the course of this study, 100 to 200 samples from animals infected with Johne’s disease will be tested using GeneThera molecular assay (HERDCHECK). Results will be analyzed and compared with conventional techniques currently used to detect Mycobacterium Paratuberculosis.  The agreement will be in effect for 24 months during which time Applied Genetics will finance the project including paying compensation to technicians who perform services in connection with the project and paying expenses associated with the project. Applied Genetics is also required to donate to UNAM certain other instruments and equipment for use in the project. Any intellectual property rights created will belong to the party whose personnel did the work, provided that if it is a joint achievement the rights will be shared between the parties. UNAM will be able to use obtained results in activities covered in the agreement for its academic work.  The agreement can be terminated by either party with 90 days prior written notice. GeneThera and UNAM expect to complete the validation study and publish the results within the 24 month term of the agreement.

Additionally, on April 5, 2012 , and effective as of January 8, 2012, Genethera entered into employment agreements with Antonio Milici, its Chairman and Chief Executive Officer and Tannya L. Irizarry, its Chief Administrative Officer and Chief Financial Officer, who are husband and wife.  The agreements have a term expiring on January 31, 2017, provided that if the employees and Genethera do not provide notice to the other of their intent to terminate the employment agreements at least 30 days before the end of the then applicable term, the employment agreements will continue to extend thereafter indefinitely for additional two year terms on the same terms and conditions as the original term (or any extended term).

Pursuant to Mr. Milici’s employment agreement he is to receive a salary of $18,000 per month or $216,000 per year during the term of his agreement, with a $24,000 onetime payment due upon any renewal.  The employment agreement also provides that during March of every year during the first five years that the agreement is in place, Mr. Milici will receive $90,000 of restricted Preferred B Stock of Genethera.  Additionally, Mr. Milici is to receive a bonus of two times his annual salary at such times, if ever, as Genethera has net income of at least $2 million for any fiscal year.  The employment agreement also provides a covenant not to compete restricting Mr. Milici for 12 months following the termination of the agreement.

Pursuant to Ms. Irizarry’s employment agreement she is to receive a salary of $14,000 per month or $168,000 per year during the term of her agreement, with a $14,000 onetime payment due upon any renewal.  The employment agreement also provides that during March of every year during the first five years that the agreement is in place, Ms. Irizarry will receive $45,000 of restricted Preferred B Stock of Genethera.  Additionally, Ms. Irizarry is to receive a bonus of two times her annual salary at such times, if ever, as Genethera has net income of at least $2 million for any fiscal year.  The employment agreement also provides a covenant not to compete restricting Ms. Irizarry for 12 months following the termination of the agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
10.1*	Research and Validation Agreement
10.2*	Employment Agreement With Tony Milici
10.3*	Employment Agreement With Tannya L. Irizarry
99.1*	Press Release dated May 16, 2012 announcing Applied Genetics signing agreement with UNAM

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneThera, Inc.

a Nevada Corporation

By:/s/ Antonio Milici

Antonio Milici, Chief Executive Officer

Date: May16, 2012